Exhibit 10.1

[EntreMed Letterhead]

March [__], 2005

James S. Burns
President and Chief Executive Officer
EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850

     Re: Restricted Stock

Dear Jim:

     As you know, the Compensation Committee of the Board of Directors of EntreMed, Inc. (the “Corporation”) has agreed to award to you restricted stock under the EntreMed, Inc. 2001 Long-Term Incentive Plan (the “Plan”) in the event that certain goals relating to the performance of the Corporation’s common stock are satisfied. This letter agreement (this “Agreement”) describes the circumstances under which such awards will be made.

     In the event that the closing price of the Corporation’s common stock reported on the NASDAQ National Market equals or exceeds the prices set forth in the table below for five consecutive trading days during the term of your employment with the Corporation, you will be awarded a corresponding number of shares of restricted stock under the Plan as follows:

Price	Shares of Restricted Stock	Vesting after Date of Award

$3.15	30,000	Shares vest on the third anniversary of the date of award.

$4.50	35,000	Shares vest on the third anniversary of the date of award.

$6.00	40,000	Shares vest on the second anniversary of the date of award.

$7.50	45,000	Shares vest on the first anniversary of the date of award.

Total Potential Shares:	150,000

     The Compensation Committee reserves the right to equitably adjust the prices set forth above in the event of an extraordinary transaction involving the Corporation, such as a merger.

     As an additional condition to the award of any restricted stock under the Plan pursuant to this Agreement, you will be required to enter into a Restricted Stock Agreement that will be substantially in the form attached hereto as Exhibit A.

     Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

Mark C.M Randall
Chairman, Compensation Committee

I have agreed to the terms and conditions set forth in this Agreement.

Date: , 2005
James S. Burns

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